Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	At The Investor Relations Company:
Robert L. Johnson, Chairman & CEO	Woody Wallace
Curt Kollar, CFO	312-245-2700
706-645-1391	wwallace@tirc.com
bjohnson@charterbank.net or ckollar@charterbank.net

CHARTER FINANCIAL ANNOUNCES FIRST QUARTER FISCAL 2011 RESULTS

•	Net Income $276,000 for the Quarter

•	Bank Core Capital Ratio Improved to 11.41%

•	Reduced Wholesale Funding

•	Strengthened Balance Sheet

WEST POINT, Georgia, January 25, 2011—Charter Financial Corporation (NASDAQ: CHFN) today reported first quarter fiscal 2011 net income of $276,000, or $0.02 per basic and diluted share, compared with $1.2 million, or $0.07 per basic and diluted share, for the quarter ended December 31, 2009. The lower net income was primarily attributable to operating expenses related to the FDIC–assisted acquisition of McIntosh Commercial Bank (MCB) in March of 2010.

The Company’s total assets amounted to $1.1 billion at December 31, 2010 down slightly from $1.2 billion at September 30, 2010 but up from $944.7 million at December 31, 2009. Loans outstanding were $584.0 million at December 31, 2010, of which $136.4 million, or 23.4%, were covered by FDIC loss sharing. This compared with loans outstanding of $599.4 million at September 30, 2010 and $564.1 million at December 31, 2009.

Total interest income increased to $12.4 million for the first quarter ended December 31, 2010, compared to $11.2 million for the same quarter of last year. Interest expense was lower at $4.8 million for the first quarter, compared with $5.1 million for the same quarter the year before. Net interest income increased 22.6%, to $7.6 million for the first quarter compared with $6.2 million for the same quarter the year before.

The net interest margin rose to 3.98% for the first quarter of fiscal 2011, compared with 3.05% for the same quarter the year before. Higher interest income on loans and the accretion of purchase discounts from the FDIC-assisted acquisitions of Neighborhood Community Bank in June 2009 and McIntosh Commercial Bank in March 2010 contributed to the improved net interest margin. The increase in net interest income was partially offset by increased levels of nonperforming loans (primarily loans covered by loss sharing) as well as reduced legacy loan balances. Net interest income was inhibited by conservative levels of cash accumulated late in the past year, largely from acquired assets and lack of attractive reinvestment options including low securities yields and low demand from credit worthy loan applicants.

Robert L. Johnson, Chairman and CEO, said, “Our FDIC-assisted acquisitions continue to progress well. We have received $98.4 million in reimbursement for losses under the loss sharing agreements. We have a FDIC receivable of $71.7 million based on estimated future loss-share claims. The acquired assets will take some time to work out and safely reinvest. We remain upbeat about the results and continuing opportunities to build our retail franchise through FDIC-assisted acquisitions. We are also optimistic about future opportunities to invest the cash that results from these acquisitions.”

The Company had net charge-offs of $571,000 for the quarter ended December 31, 2010 compared with $166,000 for the same quarter the year before. The Company recorded a loan loss provision of $800,000 on non-covered loans for quarter ended December 31, 2010, the same as the $800,000 loan loss provision for the same quarter the year before. This provision increased the allowance for loan losses to 2.19% of non-covered loans at December 31, 2010 compared with 2.03% of non-covered loans at December 31, 2009. Nonperforming assets not covered by loss sharing were $22.7 million at December 31, 2010, up slightly from $21.4 million at September 30, 2010 but down from $24.2 million at June 30, 2010.

Noninterest expense increased to $9.4 million for the quarter ended December 31, 2010, compared with $6.1 million for the quarter ended December 31, 2009 and $9.1 million for the quarter ended September 30, 2010. The majority of the increase from a year ago was attributed to the Company’s FDIC-assisted acquisitions, including the costs associated with acquiring, integrating and operating the additional branches as well as resolving the acquired problem assets. The increase from the quarter ended September 30, 2010 to the quarter ended December 31, 2010 included an $810,000 prepayment penalty for the early retirement of a borrowing from the FHLB. The Company has also incurred costs adding staff and infrastructure to prepare for additional acquisitions.

Noninterest income totaled $2.9 million for the quarter ended December 31, 2010 compared with $2.4 million for the same quarter the year before. Noninterest income in the first quarter of fiscal 2011 included $171,000 in gains from the sale of securities compared to a loss of $145,000 for the same quarter the year before. Fees on deposits were $1.4 million for the December 2010 quarter compared to $1.3 million for the December 2009 quarter.

Total deposits amounted to $762.4 million at December 31, 2010 compared with $614.7 million at December 31, 2009. The McIntosh Commercial Bank acquisition and implementation of the Company’s new Rewards checking program were the primary contributors to the increased deposits. Borrowings decreased to $152.0 million at December 31, 2010 from $217.0 million at December 31, 2009, due to the Company’s continued focus on decreasing wholesale funding.

The Company had sharply higher total stockholders’ equity of $134.9 million at December 31, 2010 compared with $101.0 million at December 31, 2009. The higher equity is due to a combination of the incremental stock offering completed in September 2010 and earnings.

Mr. Johnson concluded, “CharterBank is well capitalized with core regulatory capital of 11.41% and this ratio was improved from 10.21% at September 30, 2010 through a combination of earnings and reduction in wholesale funding. We reduced borrowings by $60.0 million and wholesale deposits by $28.2 million since September 30, 2010. The Bank continues to be profitable in difficult economic times. Our loan portfolio is sound and we are working through and reserving for troubled credits. Our network of 14 branches services an attractive geographic region. We are well positioned with capital and expect more opportunities to acquire banks from the FDIC and to expand our footprint in the future.”

About Charter Financial Corporation

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a growing full-service community bank. Charter Financial Corporation and subsidiary, CharterBank, are in the mutual holding company structure. CharterBank is headquartered in West Point, Georgia, and operates branches in West Central Georgia and East Central Alabama. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This release may contain “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

Charter Financial Corporation

Selected Financial Data (unaudited)

[in thousands except share and per share data]:

	December 31, 2010	December 31, 2009	September 30, 2010***
Total Assets	$1,059,195	$944,703	$1,188,534
Cash and Cash Equivalents	124,033	61,047	235,639
Loans Receivable, Net	584,021	564,136	599,370
Non-covered Loans Receivable, Net	447,621	477,882	451,231
Covered Loans Receivable, Net	136,400	86,254	148,139
Real Estate Owned	39,500	16,533	39,268
Non-covered Real Estate Owned	9,044	3,810	9,641
Covered Real Estate Owned	30,456	12,723	29,627
Mortgage Securities Available for Sale	130,634	190,980	133,080
Core Deposits*	311,456	241,485	313,170
Retail Deposits**	707,199	498,152	739,691
Total Deposits	762,412	614,735	823,134
Borrowings	152,000	217,000	212,000
Total Stockholders’ Equity	134,935	100,982	135,788

Book Value per Share	$7.44	$5.48	$7.49
Tangible Book Value per Share	7.15	5.20	7.20

Minority Shares Outstanding	6,675,775	2,564,733	6,675,775
Total Shares Outstanding – at Quarter End	18,133,699	18,422,657	18,133,699
Weighted Average Total Shares Outstanding – Basic	18,133,699	18,409,106	18,422,050
Weighted Average Total Shares Outstanding – Fully Diluted	18,184,273	18,412,477	18,473,624

*	Core deposits include transaction accounts, money market accounts and savings accounts.
**	Retail deposits include Core Deposits and certificates of deposits excluding brokered and wholesale.
***	Financial information as of September 30, 2010 has been derived from audited financial statements.

Selected Operating Data (unaudited)

[in thousands except share and per share data]:

	Three months ended
	December 31,		September 30,
	2010	2009	2010
Total Interest Income	$12,385	$11,249	$13,331
Total Interest Expense	4,818	5,071	6,186

Net Interest Income	7,567	6,178	7,145
Provision for Loan Losses	800	800	700
Provision for Loan Losses on Covered Assets	—	—	420

Net Interest Income after Provision for Loan Losses	6,767	5,378	6,025
Noninterest Income	2,910	2,409	3,371
Noninterest Expense	9,409	6,084	9,082

Income before Income Taxes	268	1,703	314
Income Tax Expense (Benefit)	(8)	501	(532)

Net Income	$276	$1,202	$846

Earnings per Share	$0.02	$0.07	$0.05
Earnings per Share – Fully Diluted	0.02	0.07	0.05
Cash Dividends per Share***	0.05	0.25	0.05

Net Charge-offs	571	166	361
Deposit Fees	1,433	1,276	1,564
Gain on Sale of Loans	262	89	171

***	First Charter, MHC has waived most of its portion of these dividends, resulting in payment primarily to the minority stockholders.

	Three months ended
	December 31,		September 30,
	2010	2009	2010
Return on Equity	.98%	4.82%	3.09%
Return on Assets	0.10	0.52	0.29
Net Interest Margin	3.98	3.05	3.26
Bank Core Capital Ratio	11.41	9.38	10.21
Effective Tax Rate	(2.95)	29.42	(169.56)
Dividend Payout Ratio	175.85	65.24	32.95

Ratios of Assets Not Covered:
Loan Loss Reserve as a % of Total Loans	2.19	2.03	2.12
Loan Loss Reserve as a % of Nonperforming Loans	73.26	58.61	83.07
Nonperforming Assets as a % of Total Loans and REO	4.86	4.23	4.55
Net Charge offs as a % of Average Loans	0.50	0.14	0.27

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